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                                                                                                                       EXHIBIT 11
                                          CONNECTICUT NATURAL GAS CORPORATION AND SUBSIDIARIES
                                         -----------------------------------------------------
                                COMPUTATION OF CONSOLIDATED PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                               -------------------------------------------------------------------------
                                      (Thousands of Dollars Except for Shares and Per Share Date)

                                                                             Fiscal Year Ended September 30,
                                                           --------------------------------------------------------------------
                                                             1996         1995          1994         1993          1992
                                                          ----------   ----------    ----------   ----------    ----------
      Net income applicable to common stock:
          Income                                          $   18,995   $   17,019    $   17,703   $   16,855    $   15,265
          Less-Preferred stock dividends                          63           62            66           67            68
                                                          ----------   ----------    ----------   ----------    ----------
          Net income applicable to common stock           $   18,932   $   16,957    $   17,637   $   16,788    $   15,197
                                                          ==========   ==========    ==========   ==========    ==========

      Weighted average number of shares of common
        stock outstanding during the year (1)             10,146,932    9,926,980     9,539,695    9,527,772     8,704,897
                                                          ==========   ==========    ==========   ==========    ==========
      Net income per share of common stock -
        primary and fully diluted (1)                          $1.87        $1.71         $1.85        $1.76         $1.75
                                                               =====        =====         =====        =====         =====
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      NOTE:
       (1)  The Company has no common stock equivalents.  Therefore, no adjustments to the weighted average number of shares of common stock outstanding during any of the years reflected in this exhibit are necessary in order to calculate either primary or fully diluted earnings per share.  For this reason primary and fully diluted earnings per share are the same in each year.

       (2)  Changes in accounting include a change in the method of accounting for municipal property taxes in 1991.
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